UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2009

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2009, the Registrant’s Compensation Committee approved a change in one of the components utilized to determine executive bonuses under the Senior Executive Compensation Bonus Program effective January 1, 2009.  Prior to 2009, each one percent decrease in the EMC Insurance Companies’ statutory surplus generated a two percent decrease in the bonus calculation attributed to the “Change in Surplus” component of the program, subject to a maximum decrease of 20 percent.  Beginning in 2009, each one percent decrease in statutory surplus will generate a one percent decrease in the bonus calculation attributed to this component, subject to the same maximum decrease of 20 percent.

This change was implemented to better balance the weighting of the components contained in the new Senior Executive Long Term Incentive Plan that became effective January 1, 2009 (filed on Form 8-K on November 6, 2008).  The new long-term bonus plan incorporates the criteria and results of the Senior Executive Compensation Bonus Program on a rolling three year basis.  Under the prior criteria, a large decrease in the “Change in Surplus” component in one bonus plan year would have carried twice as much negative weight in the long-term bonus calculation as an equally large increase in the “Change in Surplus” component in another bonus plan year.   The excessive weighting placed on decreases in surplus was considered to be unfair and counterproductive, and the criteria were therefore revised so that equal weight is placed on both increases and decreases in surplus.

The Compensation Committee also determined that the “Change in Surplus” component for the 2008 bonus plan year that will be utilized in the long-term bonus plan calculation for calendar year 2009 will be determined using the new criteria.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description

99	Senior Executive Compensation Bonus Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on February 5, 2009.

EMC INSURANCE GROUP INC.
Registrant

/s/ Bruce G. Kelley
Bruce G. Kelley
President and Chief Executive Officer

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99	Senior Executive Compensation Bonus Program